Exhibit 99.1

FOR IMMEDIATE RELEASE

November 15, 2007

ELDORADO ARTESIAN SPRINGS, INC. ANNOUNCES 9.2% INCREASE IN REVENUES

Louisville, Colorado, November 15, 2007 – Eldorado Artesian Springs, Inc. (OTCBB: ELDO) announced that the company posted a 9.2% increase in revenues for the three months ended September 30, 2007.

Doug Larson, Chief Executive Officer for Eldorado, attributed the increase to the new array of products the Company has introduced and the stability of the core home and office delivery (HOD) business. Mr. Larson stated, “During the past several months we have introduced several new products to our portfolio that appear to be gaining momentum. The 3 gallon glass bottle introduced in April has been responsible for 93% of the 15% growth in the 3 gallon package. Much of the growth in the glass package may be because of the reusable nature of the package in light of today’s environmental concerns. Revenue derived from our Point of Use (POU) filtration rentals was up by 23.7%, and might be because of the same environmental concerns.”

Mr. Larson continued, “The Private Label Contract Packaging segment of the industry, in which we expanded our ability to service earlier this spring, has increased unit volume by 142% compared to last year, and increased the average selling price by 14%. The single-serve coffee products introduced less than two years ago posted an increase in unit volume and revenue of 46%.”

During the quarter, Eldorado also introduced four flavors of a Vitamin Enhanced Organic Spring Water. The Enhanced Water category is experiencing tremendous growth, reportedly 48% according to leading market research firms. Mr. Larson commented, “The initial reaction to our new offerings has been extremely positive. We have made deliveries to roughly 150 of the 450 wholesale accounts we service via our own route vehicles in the first five weeks of availability. Additionally, we have gained placement in the Colorado division of Albertson’s and we were recently approved for placement in Vitamin Cottage, a chain of natural food stores, prevalent in Colorado. The larger chain stores that receive our products through their own warehouse systems take longer to initiate but initial response has been positive from these chains as well. The Vitamin Enhanced Organic Spring Water is now available in approximately 200 locations in the few weeks since the introduction. We believe our Vitamin Enhanced products have the value added price point and margins necessary to broaden distribution to all 48 contiguous states.”

In summarizing the recent quarter’s activities, Mr. Larson commented, “We are encouraged by the performance of our new product offerings. We have invested significantly in the formulation and launch of the Vitamin Enhanced Organic Spring Water and believe our core HOD operations will enable us to continue to support the new products.”

About Eldorado Artesian Springs, Inc.: Eldorado Artesian Springs, Inc. engages in the bottling, marketing, and distribution of natural spring water beverages in the Rocky Mountain region of the U.S. The Company sells five-gallon and three gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors located throughout Colorado. The Company also sells its water, in smaller more convenient size packaging, at wholesale to retail food stores for retail distribution. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about Eldorado can be found at http://www.eldoradosprings.com.

For more information contact:
Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
PO Box 445
Eldorado Springs, CO 80025
doug@eldoradosprings.com

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

###